Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2016, except for Note 15 as to which the date is February 3, 2017, with respect to the consolidated financial statements of Energy Transfer Equity, L.P. included in the Current Report on Form 8-K dated February 3, 2017. We have also issued our report dated February 29, 2016 with respect to the internal control over financial reporting of Energy Transfer Equity, L.P. included in the Annual Report on Form 10-K for the year ended December 31, 2015. Such reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

February 3, 2017